Exhibit 99.2

JUN HE LAW OFFICES Shanghai Kerry Centre, 32nd Floor 1515 West Nanjing Road, Shanghai 200040, P. R. China Tel.: (86-21) 5298-5488 Fax: (86-21) 5298-5492 E-mail: junhesh@junhe.com

24 February, 2012

To: Newsummit Biopharma Holdings Limited

2F, No. 780 Cailun Road

Zhangjiang Hi-Tech Park

Pudong District, Shanghai 201203

People’s Republic of China

Re: Newsummit Biopharma Holdings Limited

Dear Sir or Madam,

1.      Introduction

We are qualified lawyers in the People’s Republic of China (for purpose of this legal opinion (the “Opinion”), does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region, the “PRC”) and as such are qualified to issue this Opinion on the laws of the PRC effective as of the date hereof.

We act as the PRC counsel for Newsummit Biopharma Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1 (the “Registration Statement”), publicly filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and including the prospectus that forms a part of the Registration Statement, as amended, relating to the public offering (the “Offering”) and sale by the Company of a certain number of the Company’s American Depositary Shares (“Offered ADSs”), representing ordinary shares of par value US$0.001 per share of the Company, and (ii) the issuance and sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange.

2.	Definitions

In the Opinion, unless the context otherwise requires:

“CSRC” means the China Securities Regulatory Commission;

“Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC;

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 with effect on September 8, 2006, and as amended by the Ministry of Commerce on June 22, 2009;

“PRC Entities” means, collectively, Shanghai Newsummit Biopharma R&D Co., Ltd. (上海新生源医药研究有限公司, “Newsummit R&D Company”), Shanghai Newsummit Biopharma Group Co., Ltd. (上海新生源医药集团有限公司, “Newsummit Group”), Shanghai Xingaofeng Newsummit Biopharma Co., Ltd. (上海新高峰生物医药有限公司), Dalian Newsummit Biopharmaceutical Technology Service (大连新生源生物医药技术服务有限公司), Taizhou Newsummit Biopharma Co., Ltd. (泰州新生源生物医药有限公司), Tianjin Newsummit Biopharma Co., Ltd. (天津新生物源生物医药有限公司), Nanjing Newsummit Biopharma Co., Ltd. (南京新生源医药研究有限公司), Wuhan Biolake New Drug Incubation Public Service Platform Co., Ltd. (武汉光谷新药孵化公共服务平台有限公司), Wuhan Biolake Newsummit Investment Holdings Co., Ltd. (武汉光谷新生源投资控股有限公司), Shenyang Sishui Innovation and Incubation Public Service Platform Co., Ltd. ( ) and Shanghai Newsummit Biopharmaceutical Technology Co., Ltd. (上海新生源医药科技有限公司).

“PRC Laws” means the PRC laws, regulations, rules, statutes, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC, in effect and publicly available as of the date hereof.

Capitalized terms used but not otherwise defined herein shall, unless otherwise provided herein, have the same meanings as specified under the Registration Statement.

3.	Assumptions

In rendering this Opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable for the purpose of rendering this Opinion. In giving this Opinion, we have relied on the following assumptions:

1)	that any document submitted to us remains in full force and effect up to the date of this Opinion and has not been amended, varied, cancelled or superseded by any other document or agreement or action of which we are not aware after due inquiry;

2)	that all information provided to us by the Company and the PRC Entities for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

3)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

4)	that all documents have been validly authorized, executed and delivered by all the relevant parties thereto;

5)	that each and all of the signatures, seals and chops on the documents submitted to us are genuine;

6)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials have been provided to us by the Company to the extent true, accurate, complete and not misleading, and that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

7)	that as to all questions of fact material to this Opinion, including without limitation, the offshore corporate structure, and each and all of the statements and information provided by the Company, the PRC Entities and other related corporate or natural persons are accurate, complete and not misleading;

8)	that the laws of any country or region other than the PRC Laws which may be applicable to the execution, delivery, performance or enforcement of the documents are complied with in all aspects.

In addition, we have assumed and have not verified the accuracy as to factual matters set forth in each document we have received and the accuracy of the representations and warranties of the Company and the PRC Entities.

4.	Opinions

Based on the foregoing and other assumptions and qualifications set forth below and saved as disclosed in the Registration Statement, so far as the PRC Laws are concerned, we are of the Opinion that on the date hereof:

1)	Except as disclosed in the Registration Statement, the registered capital of each of the PRC Entities has been duly and fully paid up in accordance with the PRC Laws and their respective articles of associations. The equity interest in each of the PRC Entities is legally owned as described in the Registration Statement, and to the best of our knowledge after due inquiry, is free and clear of all pledges, charges, restrictions on voting or transfer, or any other encumbrances or claims. Except as disclosed in the Registration Statement, each of the PRC Entities has obtained all approvals, authorizations, consents and orders, and has made all filings, which are required under the PRC Laws for the ownership of the equity interest by its respective holders. Except as disclosed in the Registration Statement, to the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any PRC Entity.

2)	The ownership structure of each PRC Entity as set forth in the Registration Statement under the headings “Prospectus Summary - Corporate Structure” and “Our Corporate Structure and History” complies with the PRC Laws, including regulatory requirements for foreign ownership, does not violate, breach, contravene or otherwise conflict with any applicable PRC Laws including regulatory requirements for foreign ownership, and to the best of our knowledge, has not been challenged by any Governmental Agency and there are no legal, arbitration, governmental or other proceedings pending or threatened or contemplated by any Governmental Agency in respect of the ownership structures of each PRC Entity. To the best of our knowledge, the business of the PRC Entities falls into the encouraged and permitted categories under the Guidance Catalogue of Industries for Foreign Investment (revised in 2011).

3)	In May 2004, Green Villa Holdings Ltd. (“Green Villa”), a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company, acquired 32.0% of the equity interest in Newsummit R&D Company jointly held by Shanghai Science and Technology Investment Co., Ltd. and Shanghai Fudan Tech-Park Investment Co., Ltd., each a PRC State-owned entity (the “2004 Acquisition”). The parties to 2004 Acquisition failed to go through a public bidding process in a property right exchange institution, as required under the PRC Laws. In accordance with the Interim Measures for Administration of Transfer of State-owned Property Right of Enterprises (the “Interim Measures”), 2004 Acquisition may be nullified and voided by the PRC court in a legal proceeding initiated by the relevant State-owned assets administration authority if the State-owned assets administration authority deems necessary. However, on the basis that (i) the parties to 2004 Acquisition have conducted the relevant State-owned asset valuation, and the relevant valuation report has been filed with and confirmed by Shanghai Asset Valuation and Examination Center, (ii) 2004 Acquisition has been approved by Shanghai Foreign Investment Committee and registered with the relevant department of Administration for Industry and Commerce, and (iii) the Company confirmed that since the completion of the 2004 Acquisition, none of Green Villa, Newsummit R&D Company or other relevant parties have received or been aware of any notices, warnings, claims, demands, actions, proceedings issued or initiated by relevant State-owned assets administration authorities in connection with or arising from 2004 Acquisition, we take the view that the chance for the 2004 Acquisition being ruled as null and void by the PRC court is slim.

4)	In 2005, Newsummit R&D Company established Newsummit Group by contributing, among others, a patent then owned by Newsummit R&D Company to the registered capital it subscribed. Newsummit Group subsequently established Shanghai Urban Newsummit Pharmaceutical Co., Ltd. (the “Chongming Newsummit”) and contributed to its registered capital by means of the same patent. However, instead of transferring the patent to Newsummit Group, Newsummit R&D Company transferred the patent directly to Chongming Newsummit in 2006. Under the PRC Company Law (revised in 2005), any of the shareholders of a company who fails to make the contribution to the registered capital of the company shall be ordered by the company registration authority to make rectifications and may be fined at the mount between 5% and 15% of the sum of the registered capital not contributed. Given that both of Newsummit R&D Company and Newsummit Group have passed the annual inspection since their inception and neither Newsummit R&D Company nor Newsummit Group has been subject to any penalties or received any warnings from relevant regulatory authorities with respect to their historical non-compliance in contribution to the registered capital they subscribed respectively, we take the view that the chance for Newsummit R&D Company and Newsummit Group being subject to fines or penalties solely due to such procedural defect is remote.

5)	The M&A Rules purport, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation on whether offerings like the Offering as contemplated by the Registration Statement are subject to the new procedures provided in the M&A Rules and Related Clarifications. Based on our understanding of the PRC Laws and given that (i) Green Villa acquired Newsummit R&D Company before September 8, 2006, the effective date of the M&A Rules; and (ii) to our knowledge that there is no public record evidencing that any of the issuers having similar corporate structures to that of the Company and already listed on an off-shore stock exchange has been required by the CSRC to obtain an approval of CSRC prior to their public offering and listing, we are of the opinion that the Company will not be required to apply to the CSRC for the approval of the listing and trading of the Offered ADSs on the New York Stock Exchange.

6)	The statements in the Registration Statement under the headings “Registration Statement Summary” , “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Corporate Structure and History”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Taxation” and “Legal Matters” are, to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, true and accurate in all material respects and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstances under which they were made, misleading in any material aspect.

7)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, nothing has come to our attention, insofar as the PRC Laws is concerned, that leads us to believe that the Registration Statement (other than the financial statements and related schedules therein to which we express no opinion), as of the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

This Opinion is confined to and given on the basis of the PRC Laws as of the date hereof and is limited to the matters set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This Opinion is subject to the effect of any future change, amendment, alteration or adoption of any PRC Laws, regulations, rules, guidelines or judicial or regulatory interpretations. The interpretation and implementation of the PRC Laws are subject to the legislative, regulatory, administrative and judicial discretion of relevant authorities.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jun He Law Offices
JUN HE LAW OFFICES

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